                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Digital Transmission Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       DIGITAL TRANSMISSION SYSTEMS, INC.
                      3000 Northwoods Parkway, Building 330
                             Norcross, Georgia 30071
                                 (770) 798-1300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 13, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Digital Transmission Systems, Inc. (the "Company") will be held at: 3000 Northwoods Parkway, Building 330, Norcross, Georgia, at 9:00 a.m., eastern standard time, on Tuesday, April 13, 1999 (the "Meeting"), to consider and act upon:

                  1. Election of two persons to serve as members of the Company's Board of Directors;

                  2. Approval of an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 400,000 shares;

                  3. Ratification of the selection of KPMG Peat Marwick as independent public accountants for the Company's current fiscal year; and

                  4. Such other business as may properly come before this special Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 3, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                           By Order of the Board of Directors:

                                           /s/ Andres C. Salazar

                                           President & CEO

March 15, 1999
Norcross, Georgia



                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                       DIGITAL TRANSMISSION SYSTEMS, INC.
                     3000 Northwoods Parkway, Building 330
                            Norcross, Georgia 30071


                          ----------------------------
                                PROXY STATEMENT
                          ----------------------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING


SHAREHOLDERS' MEETING

         This Proxy Statement and the enclosed proxy are furnished on behalf of the Board of Directors of DIGITAL TRANSMISSION SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 13, 1999 at 9:00 o'clock a.m. Eastern Standard Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3000 Northwoods Parkway, Building 330, Norcross, Georgia. This Proxy Statement and the accompanying Proxy card were first mailed on or about March 17, 1999 to all shareholders entitled to vote at the Annual Meeting.


SHAREHOLDERS ENTITLED TO VOTE

         Only holders of record of Common Stock at the close of business on March 3, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 3, 1999, the Company had outstanding and entitled to vote 4,303,457 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.


COUNTING OF VOTES

         The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The two nominees receiving the highest number of votes will be elected to the Board of Directors. Broker non-votes are not counted in the election of directors.

         The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals one through four set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals one through four will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated.

PROXIES

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Corporate Investor Communications may solicit proxies at an approximate cost of $5,000 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding units in their names or in the names of nominees, as well as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation will be paid by the Company.

         When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals 2 and 3.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

At the Annual Meeting on April 13, 1999, two directors are to be elected for the terms described below. The Board of Directors of the Company is divided into three classes serving staggered three-year terms. The current Board of Directors include the following members: Mr. Salazar, President & CEO of the Company; Mr. Kantor, Vice Chairman of Barington Capital Group, L.P.; and Mr. Francis, Partner, Jefferson Partners, L.P. The terms of office of Mr. Salazar will expire in October 2000, the terms of Mr. Kantor will expire in October 1999 and the term of Mr. Francis has expired and he has been serving and will continue to serve as interim Board member until the Shareholder Meeting on April 13, 1999 at which time he will retire as Board Member. Additionally, Mr. Kantor has stated his intentions of retiring from the Board. The Board believes that a concerted effort to interview and appoint "independent" or "outside" Board members to replace Mr. Kantor and Mr. Francis should be taken up as soon as possible after the Shareholder Meeting. The current Board has instructed Mr. Salazar to nominate several Board member candidates by June 1, 1999 for consideration by the then Board of Directors for appointment.

Tandem Capital, current debenture holder of the Company, and owner of 1,314,333 shares of preferred stock in the Company, under prior agreement, has visitation and observer rights at every Board Meeting. Frequently, Mr. Don Barrickman represents Tandem Capital at Board meetings as an observer with no voting rights on any measure.

Officers of the Company serve at the discretion of the Board of Directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The Board of Directors recommends a vote FOR each named nominee.

The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

For a term of three years:

         Carmine T. Oliva, 56, has been Chairman of the Board, President and Chief Executive Officer of MicroTel since March 26, 1997. Since founding XIT in 1983, Mr. Oliva has been the Chairman, President and Chief Executive Officer of XIT. From 1980 to 1983, he was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.

For a term of two years:

         James P. Butler, 50, was appointed Chief Financial Officer of MicroTel on August 18, 1997. From 1996 to such appointment in 1997, Mr. Butler was the Chief Financial Officer and Chief Operating Officer of Peritronics Medical, Inc., a publicly-traded provider of turnkey clinical computer systems to hospitals. From 1995 through 1996, Mr. Butler was the Chief Financial Officer of InnoServ Technologies, Inc., a publicly-traded supplier of products and services in the high-tech diagnostic imaging marketplace. From 1994 to 1995, Mr. Butler was the Chief Financial Officer of InnerSpace, Inc., a public company which manufactured and distributed electronic monitoring devices to the hospital critical-care environment. From 1989 to 1994, Mr. Butler was the Chief Financial Officer of Corus Medical Corporation, a provider of specialty blood products and services. Mr. Butler has been a member of the State Bar of California since 1986.

DIRECTOR COMPENSATION

Meetings of the Board of Directors are scheduled quarterly, but can be held on an as-needed basis. All expenses, including travel and lodging, are reimbursed by the Company for meeting attendance. Non-employee Board members are also compensated with $1,000 in cash and an option grant of 1,000 shares of Common Stock for every Board meeting attended in person. Board members are not compensated for Board Meetings held by teleconference.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

The Board of Directors of the Company held a total of 4 meetings in person and several meetings by teleconference during fiscal 1998. No director attended fewer than 80% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served.

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

              Audit Committee. The Board of Directors has established an Audit Committee composed of two (2) directors for the purpose of approving the Company's independent auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of any audit examination, reviewing the disposition of recommendations made by the independent auditors during the past year, acting as liaison between the Board of Directors and the independent auditors and reviewing various Company policies, including those related to accounting and internal control matters. Currently, only Mr. Kantor serves on the Audit Committee. Mr. Kantor was elected to the Audit Committee on October 4, 1996.

              Compensation Committee. The Board of Directors has established a Compensation Committee consisting of two (2) directors to review and approve executive compensation policies, practices, salary levels and bonus programs. Currently only Mr. Francis serves on the Compensation Committee since being appointed on October 4, 1996.


CERTAIN TRANSACTIONS

MicroTel International, Inc. Investment

On January 31, 1999, MicroTel International, Inc. exercised an option to acquire 1,738,159 shares of common stock of the Company. The shares were acquired from an existing shareholder, Peregrine Ventures II, L.P., in a private transaction. Included as Exhibit A to this Proxy Statement is relevant background information on MicroTel International, Inc.

Sale of SouthTech, Inc., Wholly-Owned Subsidiary and Restructuring of Convertible Debentures

On February 5, 1999, the Company sold its wholly-owned international subsidiary, SouthTech, Inc., to Chapala Communications, a Georgia-based telecommunications company. SouthTech, Inc. previously managed all international sales of the Company's microwave spread spectrum radio products. The sale involved the transfer of certain assets and liabilities of the Company to Chapala Communications. In conjunction with the sale of the subsidiary, the Company restructured its $4 million of Convertible Subordinated Debentures issued by the Company on September 25, 1997 to Tandem Capital Corporation, a business unit of Sirrom Capital Corporation. The restructuring of the Debentures transferred $1 million of the original notes to SouthTech, Inc. which was subsequently sold to Chapala Communications. An additional $1 million principal amount of Debentures plus accrued interest was converted into 1,314,333 shares of DTS Series A Preferred Stock which is convertible into DTS common stock at a dollar per share. The remaining $2 million principal amount of Debentures, previously due on September 24, 2002, has been amended to realize payments over five years and with deferred interest until February 5, 2000 and is also convertible into DTS common stock at a dollar per share. As consideration for the restructuring, Tandem Capital Corporation received a warrant to purchase DTS common stock at a strike price of $1 per share. The warrant has a three year term and represents 10% of the outstanding shares of the Company, on a fully-diluted basis, on the closing date of the restructuring. Upon the close of the transaction, the Company was able to regain compliance with all covenants set forth in the Debenture agreement. The Debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an exemption from registration requirements.

Warrant Issuance to Silicon Valley Bank

During December 1998, the Company agreed to issue 250,000 two year warrants to Silicon Valley Bank, the Company's primary lender, as consideration for an amended agreement to allow the Company to regain compliance with certain financial covenants imposed in the Line of Credit Agreement dated March 18, 1998. The warrants were issued at a strike price of $0.125, the closing price of the Company's common stock on December 3, 1998.

Payment of Certain Obligations in Common Stock

On August 10, 1998, the Board of Directors of the Company approved a plan whereby certain debts of the Company to employees and Board members are satisfied through the issuance of common stock. Approximately 419,000 shares of the Company's common stock will be issued to satisfy such obligations. The shares will be issued at $0.125/share and will be restricted as to trade, pledge, or sale for a one year period. The Company expects to issue such shares by April 30, 1999.

                                   PROPOSAL 2

        APPROVAL OF MODIFICATIONS TO THE COMPANY'S AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

         Effective January 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the "1996 Plan") which provides for the grant of stock options for up to 200,000 shares of common stock. At the Shareholder Meeting of November 7, 1996, an additional 240,000 shares of common stock were authorized to supplement the initial grant bringing the total available to 440,000 shares. The 1996 Plan also permits the Board of Directors to grant stock appreciation rights, stock bonuses, and restricted stock awards in accordance with the provisions of the Plan. The Plan remains in effect until January 2006 unless sooner terminated by the Board of Directors.

Options granted under the 1996 Plan may be incentive stock options or non-qualified stock options, as determined by the Board of Directors at the time of grant. Incentive stock options are granted at a price not less than the fair market value of the stock on the grant date, and non-qualified options are granted at a price to be determined by the Board of Directors provided that such exercise price is not less than 85% of the fair market value of the stock on the grant date. Option vesting terms are established by the Board of Directors at the time of grant, and presently range from three to five years. The expiration date of options granted under the 1996 Plan is determined at the time of grant and may not exceed ten years from the date of the grant. At March 3, 1999 there were options outstanding to purchase 681,474 shares of the Company's common stock, of which 205,444 shares were exercisable. There were 9,371 options available for grant at March 3, 1999 under the 1996 Plan.

The Board of Directors believes that in order to attract and retain qualified employees for the Company, it is necessary to continue to grant employees options under the 1996 Plan. In light of the common stock dilution that has occurred due to the restructuring of the Company's debentures with Tandem Capital, private placement issuance of stock to settle certain debts and issuance of warrants to Silicon Valley Bank, the Board of Directors further believes that the remaining shares in the 1996 Plan are insufficient for such purpose. The Board of Directors recommends a vote FOR the approval of modifications to the 1996 Stock Incentive Plan to increase the number of shares available for issuance from 440,000 to 840,000.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         In July 1996, the Board of Directors selected the accounting firm of KPMG Peat Marwick LLP to serve as its independent auditor and recommends that shareholders vote for ratification of such appointment. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors engaged KPMG Peat Marwick LLP, effective July 11, 1996. Prior thereto, the Company did not consult KPMG Peat Marwick LLP on any matter that was the subject of a disagreement with the Company's former accountants or a reportable event (as such terms are defined by Item 302(A)(1)(v) of Regulation S-K).

         The Board of Directors recommends that the shareholders vote FOR ratification of the selection of KPMG Peat Marwick as independent auditors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's voting securities as of March 3, 1999 by (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors and each of the executive officers named in the table under Executive Compensation, and (iii) all directors and executive officers of the Company as a group.


                                                      NUMBER OF         APPROXIMATE
                                                       SHARES            PERCENTAGE
                                                     BENEFICIALLY        OF SHARES
         NAME                                        OWNED(1),(2)         OWNED(3)
         -------------------------------------------------------------------------

         MicroTel International, Inc. (5)              1,738,159            40.2
         Andres C. Salazar (6)                           165,498             3.8
         Jim Chamberlin (6)                              133,490             3.1
         Woodrow Cannon (6)                               50,000             1.2
         Richard Pfeister (6)                              9,791               *
         Jeff Hales (6)                                    8,010               *
         Clive N. W. Marsh (6)                             4,166               *
         Carmine T. Oliva (7)                          1,738,159            40.2
         James P. Butler (7)                           1,738,159            40.2
         Robert D. Francis (8)                             4,000               *
         Edwin D. Kantor (9)                               5,000               *

         All executive officers and directors
                  as a group (10 persons) (10)         2,118,114            49.2


    * Less than 1%

    (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and investment power with respect to the shares owned.
    (2) Includes shares of Common Stock actually owned as follows: MicroTel International, Inc. - 1,738,159, Mr. Salazar - 99,000, Mr. Chamberlin - 100,053, Mr. Kantor - 5,000, Mr. Francis 4,000.
    (3) Does not reflect approximately 681,474 shares issuable upon exercise of options granted under the Company's 1992 and 1996 Stock Incentive Plans, of which options to purchase approximately 205,444 shares have vested as of the effective date of this Proxy.
    (5) The address of MicroTel International, Inc. is 4290 E. Brickell St., Ontario, CA. 91761
    (6)  The address of each of Mr. Salazar,  Mr. Chamberlin,  Mr. Cannon,
         Mr. Pfeister, Mr. Hales and Mr. Marsh is c/o Digital Transmission Systems, Inc., 3000 Northwoods Parkway, Suite 330, Norcross,
         Georgia 30071.
    (7) The address of each of Mr. Butler and Mr. Oliva is 4290 E. Brickell St., Ontario, CA 91761. Includes 1,738,159 shares beneficially owned by MicroTel International, Inc., with respect to which Messrs. Butler and Oliva share investment and voting control.
    (8)  The  address of Mr. Francis  is c/o Jefferson Partners, The
         Colorado  Building, 1341 G Street, NW, Washington, DC 20005.
    (9)  The address of Mr. Kantor is c/o Barington  Capital Group, L.P.,
         888 Seventh  Avenue, 17th Floor, New York, NY  10019.
    (10) Includes 1,738,159 shares owned by MicroTel International, Inc. with respect to which Messrs. Butler and Oliva share investment and voting control.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information regarding the executive officers and directors of the Company:

Andres C. Salazar          56     Chief Executive Officer; Director
Woodrow B. Cannon          52     Executive Vice President and General Manager
Richard Pfeister   Jr.     48     Vice President, Sales
Jim Chamberlin             45     Assistant VP, Marketing
Clive N. W. Marsh          29     Controller and Corporate Secretary
Ed Kantor (1)              67     Director
Robert Francis(2)          61     Director

    (1)  Member of the Audit Committee of the Board of Directors
    (2)  Member of the Compensation Committee of the Board of Directors

         Andres C. Salazar has been Chief Executive Officer and a member of the Board of Directors of the Company since 1994. From 1991 to 1994, Mr. Salazar was a Vice President and General Manager at AT&T Paradyne. From 1989 to 1991, he was Senior Vice President of Operations for Avanti Communications.

         Woodrow B. Cannon was named Vice President of Marketing and Engineering for the Company in August 1996. During August 1998, Mr. Cannon was appointed the position of Executive Vice President and General Manager. He was previously Vice President of Marketing for BellSouth Communication Systems and served in several senior marketing positions for the Motorola Information Systems Group from 1988 through 1995. Prior to Motorola, he had over five years of management experience in several AT&T sales and marketing positions and over thirteen years with IBM.

         Richard L. Pfeister Jr. was named Vice President of Domestic Sales for the Company in February 1997. He was previously Director of Carrier Sales for NetLink, Inc. from 1995 through January 1997. Prior to NetLink, Inc., Mr. Pfeister served in several sales and marketing director positions for the Motorola Codex Corporation from 1987 through 1993.

         Jim Chamberlin was named Assistant Vice President - Marketing for the Company in January 1996. As one of the Company's founders, Mr. Chamberlin has served the Company in various marketing and engineering positions since February 1984. Prior to the inception of the Company, Mr. Chamberlin served as Design Leader for Scientific Atlanta and as a Design Engineer for the Harris Corporation.

         Clive N. W. Marsh was named Controller for the Company in August 1998. In January 1999 he was appointed Corporate Secretary of the Company. Mr. Marsh previously served in various senior accounting and consulting positions with Price Waterhouse LLP from 1991 through 1998.

         Edwin Kantor was elected as a director of the Company in August, 1996. Mr. Kantor is vice chairman of Barington Capital Group, L.P., a New York city investment banking and brokerage firm and underwriters of the Company's initial public offering which was completed in March, 1996. Prior to joining Barington Capital, Mr. Kantor had 37 years of experience in the securities industry with Drexel Burnham Lambert Inc. and its predecessor firms.

         Robert D. Francis has been a director of the Company since 1995. From 1993 to the present, Mr. Francis has been a Managing Partner of Milford Communications Partners, Ltd., an international sales consulting firm, and a partner of Jefferson Partners, a Washington, D.C. Merchant Bank. From 1990 to 1993 Mr. Francis was President of GDC International, Inc.

EXECUTIVE COMPENSATION

         Compensation Summary. The following table presents certain summary information concerning compensation earned for services rendered to the Company by Andres C. Salazar, the Company's President and Chief Executive Officer and each of the other executive officers of the Company who received compensation of at least $100,000 during 1998 (collectively the "Named Executive Officers"), for the fiscal years ended June 30, 1998, 1997, and 1996.


                                                                             LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                  ANNUAL COMPENSATION        SECURITIES            ALL OTHER
                                                 ----------------------      UNDERLYING          COMPENSATION(1)
NAME AND PRINCIPAL POSITION            FY         SALARY($)    BONUS($)    OPTIONS/SARS(#)           ($)
------------------------------------------------------------------------------------------------------------------

Andres C. Salazar                      98        156,000         21,426            --                    --
President and CEO                      97        156,000          7,113            --                65,528
                                       96        140,167             --        75,867                12,750

Woodrow B. Cannon (2)                  98        121,085         28,449            --                    --
Exec. V.P. and General Mgr.            97        111,120          6,616            --                    --
                                       96             --             --            --                    --

Richard L. Pfeister, Jr. (3)           98         80,292        239,746            --                    --
Vice President U.S. Sales              97         28,308         59,103            --                 1,200
                                       96             --             --            --                    --


(1)    Amounts set forth in this column represent certain relocation expenses.
(2)    Mr. Cannon joined the Company in August 1996.
(3)    Mr. Pfeister joined the Company in February 1997.

No other named Executive Officer had total compensation greater than $100,000 in the fiscal year ended June 30, 1998.


         Grants of Stock Options. The following table contains information concerning options granted to the Named Executive Officers during the calendar year ended December 31, 1998:

                                 NUMBER OF            PERCENT OF
                                 SECURITIES        OPTIONS GRANTED TO      EXERCISE
                             UNDERLYING OPTIONS       EMPLOYEES         OR BASE PRICE      EXPIRATION
      NAME                       GRANTED(#)         IN FISCAL YEAR          ($/SH)            DATE
      ----------------------------------------------------------------------------------------------------
      Andres C. Salazar          100,000                25%                  0.75            8/10/08
      Woodrow Cannon              75,000                19%                  0.75            8/10/08
      Richard Pfeister            32,500                 8%                  0.75            8/10/08
      Clive N. W. Marsh           25,000                 6%                  0.75            8/10/08
      Jim Chamberlin              20,000                 5%                  0.75            8/10/08
      Jeff Hales                  15,885                 4%                  0.75            8/10/08


Aggregated Stock Option Exercises in Last Calendar Year and March 3, 1999 Option Values. The following table sets forth certain information with respect to options exercised during calendar year 1998 and presents the value of unexercised stock options held by the named executive officers as of the record date of this Proxy, March 3, 1999.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT           IN-THE-MONEY OPTIONS
                     SHARES ACQUIRED           REALIZED           MARCH 3, 1999           AT MARCH 3, 1999 ($)(1)
NAME                 ON EXERCISE (#)            ($)(1)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------


Andres C. Salazar            --                    --         66,498/205,732                      0/0
Woodrow B. Cannon            --                    --         50,000/125,000                      0/0
Jim Chamberlin            4,694                    27           8,438/32,764                      0/0
Richard Pfeister             --                    --           9,791/50,000                      0/0
Jeff Hales                   --                    --           8,010/25,885                      0/0
Clive N. W. Marsh            --                    --           4,166/25,000                      0/0


   (1) Dollar values were calculated by determining the difference between the December 31, 1998 fair market value of the Company's Common Stock and the exercise price of such options before income taxes.

                             SECTION 16(A) REPORTING

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and all other equity securities of the Company beneficially owned by them. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% beneficial owners were complied with by such persons.


                                  OTHER MATTERS

         Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Special Meeting of Shareholders and referred to in this Proxy Statement.

                                       BY ORDER OF THE BOARD OF DIRECTORS,


                                       /s/ Andres C. Salazar

                                       Andres C. Salazar,
                                       President and Chief Executive Officer

                                   EXHIBIT A
             TO DIGITAL TRANSMISSION SYSTEMS, INC. PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

             Background Information on MicroTel International, Inc.

OVERVIEW

         MicroTel International, Inc. (the "Company"), is a holding company which, through its various direct and indirect operating subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services primarily to the telecommunications industry. Approximately 60% of the Company's hardware sales are to telephone carriers, including AT&T and the Regional Bell Operating Companies ("RBOCs") domestically, and France Telecom in Europe. The remainder of its revenue is derived from selling various information technology products for industrial, medical, military and aerospace applications. The Company does not market the products manufactured and distributed by its subsidiaries in connection with the "MicroTel" name but rather such products are distributed under each subsidiary's market-recognized brand-names.

         The Company's objective is to become a leader in quality, cost effective solutions to meet the global requirements of telecommunications and information technology customers. The Company believes that it can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support in North America, Europe and Asia.

         In 1984, MicroTel International, Inc. began operations as CXR Telcom Corporation. In 1989, a holding company, CXR Corporation, a Delaware corporation, was formed with two operating subsidiaries, CXR Telcom Corporation, based in the United States, and CXR S.A., based in France (collectively, "CXR"). CXR manufactures and distributes telecommunications testing and transmission equipment. In 1995, CXR Corporation changed its name to MicroTel International, Inc.

         On March 26, 1997, the Company consummated a merger pursuant to which XIT Corporation became a wholly-owned subsidiary of the Company, with XIT as the surviving subsidiary (the "Merger"). Because the Merger was accounted for as a reverse acquisition, historical financial information of the Company shall refer to the historical financial information of XIT.

         Prior to 1991, XIT produced video display products, bare printed circuit boards, digital switches, keyboards, keypads and other components primarily for military and aerospace applications. In 1991, XIT began a fundamental transition of its business operations by divesting $1.5 million in unprofitable bare printed circuit board volume and $3.5 million in low margin standard keyboards. During that year, XIT relocated its corporate headquarters, its Digitran Division's input and display component business, and its circuit division to Ontario and Monrovia, California from Pasadena, California and focused its circuits manufacturing on low volume, high margin double-sided and multi-layer circuit boards. Commencing in that year, XIT also began investing heavily in research and development in order to diversify its information technology product line and reduce its dependence on military and aerospace sales.

         Commencing in 1994, XIT began to implement a business strategy of acquiring strategically complementary businesses and product lines. In July 1994, XIT acquired approximately 85% of HyComp, Inc. through a share exchange with the majority shareholders. HyComp, formed in 1969, designs and manufactures hybrid circuits, resistor networks, and thin film components. HyComp's products are for high-reliability applications where they must withstand extremes of temperature, humidity or environment. These products have a variety of uses in communications electronics, military, aerospace, medical, computer and industrial controls. Subsequently, XIT acquired an additional approximate 7% of HyComp Common Stock through an exchange of XIT common stock for HyComp common shares. As a result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.

         In May 1995, XIT acquired certain work in process from a bankrupt printed circuit board and contract manufacturing company and established XCEL Contract Manufacturing Division (XCMD) temporarily located in Philadelphia, Pennsylvania. The Company continues to service certain of the XCMD customers from its Ontario and Monrovia facilities, but has since closed its Philadelphia operation.

         In May 1995, XIT sold its Computron Display Systems Division ("Computron") based in Illinois, a manufacturer of higher cost custom color and monochrome display monitors, for approximately $1.8 million. Computron was sold based on XIT management's determination that the demand for its monochrome product lines was declining and its custom color product was too high in cost.

         In September 1995, through a newly established wholly-owned subsidiary XCEL Arnold Circuits, Inc. ("XCEL Arnold"), XIT completed the acquisition of Arnold Circuits, Inc., a La Habra, California manufacturer of complex multi-layer, surface mount circuit boards used in sophisticated electronic equipment for the communications, computer, instrumentation and industrial controls industries. XCEL Arnold's circuit boards are currently used principally in cellular telephone transmission products. Due to a decline in its major customer's business, management decided to exit this business. On April 9, 1998, the Company sold certain of the assets of XCEL Arnold to a private corporation which also assumed certain liabilities.

         In April 1996, XCEL Arnold completed the acquisition of Etch-Tek, Inc. ("Etch-Tek"), a manufacturer of quick turn and prototype quantities of double sided and high multi-layer count printed circuit boards. Etch-Tek, located in Concord, California, was originally established as a division of XCEL Arnold and operated as XCEL Etch Tek Division of XCEL Arnold. The assets of Etch Tek were not included in the sale of XCEL Arnold and, following such sale, Etch-Tek operates as a division of XIT Corporation.

         In September 1996, XCEL Corporation, Ltd. ("XCEL UK"), the Company's United Kingdom subsidiary, acquired Abbott Electronics, Ltd. ("Abbott"). XCEL UK operates Abbott as a wholly-owned subsidiary of XCEL UK trading as XCEL Power Systems, Ltd ("XPS"). XPS designs and manufactures high and low voltage, high specification, compact and micro-electronic power supplies to meet rugged environmental and high tolerance electrical requirements.

         In the fall of 1996, XIT began negotiations with MicroTel with respect to the Merger. Management believe that the Merger enhanced the Company's ability to service its telecommunications and information technology customers, created additional marketing opportunities both geographically and across product lines, and provided cost savings by the internal sourcing of components by MicroTel's subsidiaries formerly purchased from third-party vendors.

         In October 1997, the Company acquired all the capital stock of Critical Communications Incorporated ("Critical"), a manufacturer of telecommunication test instruments located in St. Charles, Illinois. The Company has transferred manufacturing of Critical's product to its CXR Telcom subsidiary in Fremont, California and has maintained the remaining operation as a product engineering and development, customer service and mid-west sales office where it previously lacked a presence.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Andres C. Salazar, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of DIGITAL TRANSMISSION SYSTEMS, INC. held of record by the undersigned on March 3, 1999, at the annual meeting of shareholders to be held on April 13, 1999 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

    Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

                                                     [ ]  PLAN TO ATTEND MEETING

                                                       (continued on other side)

DIGITAL TRANSMISSION SYSTEMS, INC.             3000 Northwoods Parkway, Building
330                                                      Norcross, Georgia 30071

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1,
                    "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

1. Election of the following Nominees as Directors for terms expiring as stated below:

            For a term of three years expiring in 2002.                  Carmine T. Oliva
            For a term of two years expiring in 2001.                    James P. Butler
       [ ]
            FOR all nominees                                        [ ]  WITHHELD for all Nominees
       INSTRUCTIONS: WITHHOLD FOR THE FOLLOWING ONLY:
                        (WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE BELOW.)

--------------------------------------------------------------------------------

2. Approval of an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 400,000 shares.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. Ratification of the selection of KPMG Peat Marwick as independent public accountants for the Company's current fiscal year.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

           PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK


    ------------------------------      ------------------------------     ------------------------------
    Date:                              Signature                          Signature if held jointly

   PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ON THE FRONT OF THIS CARD
                      AND RETURN IN THE ENCLOSED ENVELOPE.